EXHIBIT 21
                          SUBSIDIARIES OF THE REGISTRANT

                                    JURISDICTION OF         OTHER NAMES UNDER
                                    INCORPORATION OR         WHICH SUBSIDIARY
          NAME                        ORGANIZATION            DOES BUSINESS

Graves Oil & Butane Co., Inc.          New Mexico                  None

Hillger Oil Company                    New Mexico                  None

El Boracho, Inc.                       New Mexico                  None

Pyramid Stores, Inc.                   Colorado                    None

Capco Resources, Inc.                  Delaware                    None

Capco Analytical Services, Inc.        California                  None

Meteor Holdings L.L.C.                 Colorado                    None
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